Exhibit 10.2
BARRIER THERAPEUTICS, INC.
SCIENCE ADVISORY BOARD CONSULTING AGREEMENT
     This SCIENCE ADVISORY BOARD CONSULTING AGREEMENT (this “Agreement”) dated as of August 1, 2005 (the “Effective Date”), is entered into by and between Barrier Therapeutics, Inc., a Delaware corporation, having a principal place of business at 600 College Road East, Suite 3200, Princeton, New Jersey, 08540 (the “Company”), and Carl Ehmann, an individual with a principal address at 134 Broad Street, Charleston, South Carolina 29401 (the “Advisor”).
     WHEREAS, the Company continues to utilize a group of individuals as an advisory board for the purpose of reviewing the Company’s research, development and commercial plans and activities relating to research, manufacture, use and/or sale of pharmaceutical products (the “Advisory Board”); and
     WHEREAS, the Advisor has served as a member of the Company’s Advisory Board pursuant to that certain Science Advisory Board Consulting Agreement dated as of April 26, 2002 (the “Original Agreement”); and
     WHEREAS, the Original Agreement has terminated and the parties desire to enter into this Agreement which affords the Company the opportunity to further engage the Advisor as a member of the Advisory Board to render services to the Company upon the terms and conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:
1. Advisor Services.
     1.1 Subject to the terms and conditions of this Agreement, the Advisor will serve as a member of the Advisory Board and in such capacity shall perform the following consulting and advisory services (the “Services”):
          (a) upon appropriate advance notice of the time and location, attend semi-annual meetings not to exceed one full day each at the Company’s principal place of business or such other location as may reasonably be designated by the Company and review written and/or electronic background materials, if any, provided to Advisor in preparation for the meeting;
          (b) provide up to ten (10) hours per calendar quarter of additional consulting or advisory services (not to include any laboratory, pre-clinical or clinical activities) in person through telephone and/or by electronic mail advice on an as needed basis, and, if agreed to by Advisor, on-site at the Company’s offices, to guide the Company in making important strategic decisions and for the purpose of evaluating the Company’s strategic plans and decisions, research and/or development activities and results, competitive positions and/or other scientific and/or technical issues; and

          (c) provide such other consulting and advisory services as may reasonably be requested by the Company in connection with the foregoing subject to the hour limitation provided in Section 1.1(b).
2. Independent Contractor. The Advisor understands that the relationship between the Advisor and the Company is that of an independent contractor and advisor. Nothing contained herein shall be construed to create an employer and employee, principal and agent, partnership or joint venture relationship between the Company and the Advisor. Nothing contained in this Agreement confers on the Advisor any authority to bind or otherwise obligate the Company with respect to any matter, whether arising under this Agreement or otherwise. The Company acknowledges that Advisor will not be making any decisions on behalf of the Company in a fiduciary capacity, but merely providing recommendations in good faith for consideration by the Company, its management and its Board of Directors.
3. Compensation for Services.
     3.1 Concurrently with the execution of this Agreement, in consideration for the full, prompt and satisfactory performance of the Services, the Company shall grant to the Advisor a non-qualified option (the “Option”) to purchase 3,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock at the close of business on the Effective Date, pursuant to the Company’s 2004 Stock Incentive Plan and subject to the terms of the Non-Qualified Stock Option Agreement attached hereto as Annex A. The shares shall vest one-twenty-fourth (1/24) per month for so long as this Agreement is in full force and effect.
     3.2 In addition to the Option, the Advisor will receive an annual honorarium of ten thousand dollars ($10,000) to be paid out quarterly within fifteen (15) days from the end of each calendar quarter.
     3.3 If Advisor is asked by the Company to incur any out-of-pocket expenses on behalf of the Company, the Company shall reimburse Advisor for all such reasonable, business class travel (first class for domestic flights over two (2) hours in duration if business class is not available), meals and accommodation expenses.
4. Term and Termination. The term of this Agreement shall be for two (2) years from the date first written above. The Advisor may terminate this Agreement at any time, whether with or without cause upon thirty (30) days advance written notice to the Company and the Company may terminate this Agreement if the Advisor materially breaches any term of this Agreement; provided that if Advisor is unable to attend a semi-annual meeting pursuant to Section 1.1(a) due to insufficient advance notice, such non-attendance will not be deemed a material breach.
5. Conflict of Interest.
     5.1 The Advisor agrees that he will not engage in any activity that, in the judgment of the Company and/or the Advisor’s current employer, presents or would reasonably be expected to present a conflict of interest with his role as an Advisor to the Company.

     5.2 Without limiting the generality of Section 5.1, the Advisor shall not take on a similar advisory or directly competitive consulting project for a competitor of the Company.
     5.3 The Advisor agrees that for a period of one year following termination of this Agreement he will not solicit or attempt to solicit any employee of, or consultant to, the Company to leave the employment of, or no longer render service to or the benefit of, the Company.
6. Current Employer; Representation.
     6.1 Notwithstanding anything in this Agreement to the contrary, it is understood and agreed by the Advisor and by the Company that the Advisor’s primary responsibility is to his current employer.
     6.2 Advisor shall promptly advise the Company of any perceived conflict of interest or conflicting policy identified in the course of Advisor’s activities hereunder, and the Company and Advisor shall, in good faith, attempt to resolve any such conflict(s), recognizing that Advisor’s principal employer’s policies will take priority.
     6.3 Advisor hereby represents and warrants to the Company that Advisor is not, and that Advisor’s performance of this Agreement, will not result, in violation of any term of any employment-related agreement or contract, written or verbal, or any other agreement relating to the right of Advisor to be retained by the Company, or that would interfere with Advisor’s ability to contribute to the interests of the Company or which would conflict with the Company’s business.
7. Confidentiality.
     7.1 The Advisor will not directly or indirectly, without the Company’s prior written permission, disclose to anyone or use in other than the Company’s business, either during or after the term of his relationship with the Company, any Confidential Information (as defined below). Upon termination of his relationship with the Company, the Advisor will return all copies of any Confidential Information to the Company.
     7.2 “Confidential Information” shall mean confidential or other proprietary information of the Company, including, without limitation, hardware and software designs and code, product specifications and documentation, formulae, methodologies, know-how, therapeutic targets, mechanisms of action, discovery plans, bioinformatic and other data analysis, assays, tests results, preparation methods, formulation activities, compound and/or product specifications and/or properties, trade secrets, technical information, financial, pricing and marketing information, strategies, business, launch and product plans, customer lists and other business information, publication drafts, pre-clinical and clinical plans and activities, regulatory preparations and responses, personnel issues and the identities of other consultants, advisors and service providers which are disclosed to Advisor or to which Advisor is exposed, whether in writing, marked “confidential”, or orally or in some other form, whether or not identified as such, but should be reasonably considered to be confidential.

     7.3 The Advisor will hold all third-party confidential or proprietary information in confidence and will use such information only to the extent necessary to carry out work for the Company consistent with the Company’s arrangement with such third parties. The Advisor will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential to others and which the Company has not been authorized to use. Specifically, the Advisor certifies that the Advisor has not disclosed to the Company any confidential or proprietary information belonging to any third party and that the Company does not want to receive, and the Advisor shall not disclose to the Company at any time, such confidential or proprietary information.
     7.4 Upon the termination of Advisor’s relationship with the Company, Advisor shall return or destroy such information provided to Advisor and/or Advisor’s notes related thereto, except that Advisor may retain one complete archival copy of such information in a secure location, solely for purposes of monitoring Advisor’s compliance with this Agreement.
     7.5 THE TERMS OF THIS SECTION 7 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.
8. Inventions. The Advisor, to the extent permitted under any prevailing employment contract or policy of Advisor’s principal employer, hereby assigns to the Company his entire right, title and interest in and to any Developments. For purposes of this Agreement, “Developments” means any idea, discovery, invention, modification, improvement, apparatus, practice, process, method, product, code, computer program (including source and object code), data, data base, equipment, documentation and original works of authorship, whether or not patentable, copyrightable or registrable as a trademark which: (i) was made, conceived, developed and/or not first reduced to practice by Advisor, alone or in concert with other advisors and/or employees of the Company, in the course of Advisor’s engagement with the Company, or with the use of the Company’s time, materials, funds or facilities; and (ii) is related to information, technology or investigations of the Company to which Advisor has access as part of his engagement with the Company.
9. Prohibition Against Insider Trading. Each party acknowledges that the federal securities laws prohibit any person who has received material non-public information about a party whose securities are publicly traded from purchasing or selling securities of any such entity or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information.
10. Indemnification. The Company shall reimburse and indemnify the Advisor for, and hold Advisor harmless against, any loss, liability or expense, including, without limitation, reasonable attorney’s fees, incurred without gross negligence, bad faith or willful misconduct on the part of the Advisor arising out of, or in connection with the acceptance of, or the performance of, Advisor’s duties and obligations under this Agreement.
11. Entire Agreement. This Agreement and the Non-Qualified Stock Option Agreement constitute the entire agreement between the parties relative to the subject matter hereof and thereof and supersede all proposals, letters of intent or agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement and the Non-Qualified Stock Option Agreement.
12. Modifications; Waiver. No provisions of this agreement shall be waived, amended, modified, superseded, canceled, renewed or extended except in a written instrument signed by the party against whom any of the foregoing actions is asserted. Any waiver shall be limited to the particular instance and for the particular purpose when and for which it is given.
13. Transfer of Rights. This Agreement, and any part of the Services to be performed hereunder and all rights hereunder are personal to the Advisor and may not be transferred or assigned by the Advisor at any time without the prior written consent of the Company.
14. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New Jersey other than any law that may cause the laws of a different jurisdiction to apply.
15. Notices. All notices and consents required or permitted hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth in the introduction or at such other address as such party may designate by ten (10) days advance written notice to the other party.
16. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
17. Headings. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.
18. Severability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
[ Signature Pages Follow ]

     IN WITNESS WHEREOF, the parties hereto have executed this Science Advisory Board Consulting Agreement as of the date set forth in the first paragraph hereof.

BARRIER THERAPEUTICS, INC.

By:	ANNE VANLENT

Name:	Anne VanLent
Title:	Executive Vice President and
Chief Financial Officer

ADVISOR

By:	CARL EHMANN

Name:	Carl Ehmann